EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of the  31st day of March 2011, by and among Green EnviroTech Holdings Corp., a Delaware corporation with its principal office at 5300 Claus Street, Riverbank, California  (the “Company”), and Tony Kwok Wing Wong,  an individual, of 18/F., 27 Lock Road, Tsim Sha Tsui, Kowloon, Hong Kong (“Executive”) (the Company and the Executive hereto referred to as “the Parties.”)

W I T N E S S E T H:

WHEREAS, the Company desires to engage Executive to serve as the President of the Magic Bright subsidiary of Green EnviroTech Holdings Corp. on and subject to the terms of this Agreement;

WHEREAS, the Parties acknowledge that Executive has served in the capacity of Director of Magic Bright Limited, a Hong Kong corporation (“Magic Bright”),  and as a closing condition of the acquisition of Magic Bright by the Company, Executive is being offered this executive officer’s position;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1. Employment and Duties.

(a) Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as President of the Magic Bright subsidiary of the Company, during the Term, as hereinafter defined.  As such, Executive shall be based in Hong Kong and shall have the duties and responsibilities associated with the chief executive officer of Magic Bright.  Executive shall report to the Company’s Chief Executive Officer, Gary M. DeLaurentiis.  Executive shall also perform such other duties and responsibilities as may be determined by the Company’s board of directors (the “Board”), as long as such duties and responsibilities are consistent with those of Magic Bright’s chief executive officer. During the Term, the Parties agree that the Executive shall also act as the sole director of Magic Bright and the Company agrees not to appoint any other person as director of Magic Bright.

(b) The Term shall mean the period commencing on March 31, 2011 and ending on March 31, 2016, and shall be automatically extended another five years unless either party terminates this Agreement.

2. Executive’s Performance and Authority.

(a)           Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company, and shall devote substantially all of his business time to the performance of his duties under this Agreement.  In the course of his employment, Executive shall comply with all policies, including Codes of Ethics, which are applicable to the Company’s officers in general. .

(b)           The Parties agree that as President of the Magic Bright subsidiary of the Company and the sole director of Magic Bright, the Executive shall, during the Term, be the sole decision maker and shall have full authority over all matters relating to the management, administration, finance, operation and business of Magic Bright without interference from the Company, provided that, any capital expenditures by Magic Bright shall require the approval of the board of directors of the Company.

3. Compensation and Other Benefits.

(a) For his services during the Term, the Company shall pay Executive a salary (“Salary”) at the annual rate of Two Hundred Forty Thousand US Dollars (US$240,000).  Salary payments shall be payable monthly in accordance with the Company’s policy on executive compensation.

(b) During the Term, Executive shall receive, in addition to Salary, the following benefits:

(i) An annual bonus equal to 30% of the after tax net profit of Magic Bright, up to One Million Five Hundred Thousand US Dollar (US$1,500,000) in annual bonus each year plus 20% of the after tax net profit of Magic Bright with respect to any greater amount in the same year, payable within 3 months from the end of each year.  Such bonus can be payable in cash or shares of the Company’s Common Stock.

(ii) Such benefits as are available to Company employees.

(iii) Ten days paid sick leave annually. If such sick leave exceeds two days in any one month, the Executive must provide a physician’s certificate describing the reasons for the sick leave.

(iv) Twenty days paid leave annually. Such paid leave may not be carried over or be exchanged for cash.  Executive shall schedule his leave in a manner consistent with his duties as chief  executive officer of Magic Bright, including his services required in connection with the Company’s filings with the United States Securities and Exchange Commission, and the Company’s vacation policy.

(v) Eligibility to participate in any employee stock option plan or other equity participation plans that are available to employees of the Company, it being understood that the grant of options or other equity-based incentives is in the discretion of the compensation committee of the board of directors (the “Compensation Committee”) provided that the grants received by the Executive under such plan or plans shall not be less favorable than those received by the Chief Executive Officer of the Company from time to time. The Company shall not make any such grant to the Chief Executive Officer of the Company without at the same time making at least the same grant and on the same terms to the Executive.

(vi)  Housing allowance for his accommodation in Hong Kong at the monthly rate of Six Thousand US Dollars (US$6,000) and car allowance for his transportation in Hong Kong at the monthly rate of Four Thousand US Dollars (US$4,000), each payable monthly in accordance with the Company’s policy on executive compensation.

   (c) During the Term, Executive shall be eligible for such bonuses payments and increases in Salary as shall be determined by the Compensation Committee in its sole discretion.

                              (d) The Company acknowledges that as a condition of the banking facilities granted to Magic Bright by its bankers, Magic Bright has taken out certain key man insurances on the Executive with such bankers as beneficiaries. Upon the termination of any relevant banking facility when the corresponding key man insurance is no longer required, the Company shall nevertheless continue to maintain such key man insurance at the Company’s costs and expenses and with the Executive named as beneficiary.

(e)  All compensation and other entitlement and benefits received by the Executive pursuant to this Agreement (including without limitation any salary, bonus, allowance and grant) shall be net of all applicable taxes. The Company agrees to pay and indemnify the Executive against any tax imposed by any tax authority (including without limitation any tax authority in Hong Kong and United States) on any such compensation and other entitlement and benefits.

4. Reimbursement of Expenses.  The Company shall reimburse Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement in accordance with the Magic Bright’    expense reimbursement policy.

5. Termination of Employment

During the Term, this Agreement and Executive’s employment pursuant to this Agreement may be terminated (i) by the Executive on not less than 3 months’ written notice to the Company or (ii) by the Company on not less than 6 months’ written notice to the Executive, provided that the Company may elect to terminate this Agreement and the Executive’s employment pursuant to this Agreement forthwith upon payment to the Executive of [6 months’] Salary. Termination of this Agreement shall not affect the Executive’s rights to any compensation and other entitlement and benefits hereunder already accrued prior to termination.

6. Trade Secrets and Proprietary Information.

(a) Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future confidential information.  “Confidential information” shall mean all information of a proprietary or confidential nature relating to Covered Persons, including, but not limited to, such Covered Person’s trade secrets or proprietary information, confidential know-how, and marketing, services, products, business, research and development activities, inventions and discoveries, whether or not patentable, and information concerning such Covered Person’s services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Covered Person has a business relationship, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage.  Executive agrees that he will not at any time use or disclose to any person any confidential information relating to Company; provided, however, that nothing in this Section 6(a) shall be construed to prohibit Executive from using or disclosing such information if he can demonstrate that such information (i) became public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure or (ii) was disclosure that was authorized by the Company.  The term “Covered Person” shall include the Company, any subsidiaries and affiliates and any other person who provides information to the Company pursuant to a secrecy or non-disclosure agreement.

(b) In the event that any confidential information is required to be produced by Executive pursuant to legal process (including judicial process or governmental administrative subpoena), Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company.  The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Executive is not subject to penalties for failure to make such disclosure, Executive shall not make any disclosure until there has been a court determination on the Company’s objections.  If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court order, and Executive will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the confidential information.

(c) Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Executive’s possession or under Executive’s control which may contain or be derived from confidential information.  To the extent that any confidential information is on Executive’s hard drive or other storage media, he shall, upon the request of the Company, cause either such information to be erased from his computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.

(d) Executive further realizes that any trading in Company’s common stock or other securities or aiding or assisting others in trading in Company’s common stock or other securities, including disclosing any non-public information concerning Company or its affiliates to a person who uses such information in trading in the Company’s common stock or other securities, may constitute a violation of federal and state securities laws.  Executive will not engage in any transactions involving the Company’s common stock or other securities while in the possession of material non-public information in a manner that would constitute a violation of federal and state securities laws.

(e) For the purposes of Sections 6, 7 and 8 of this Agreement, the term “Company” shall include the Company, and any subsidiaries and affiliates.

7. Covenant Not To Solicit or Compete.

(a) During the Term and for a period of six months following the termination of the Term (or three months only if such termination is by the Company), Executive will not, directly or indirectly:

(i) persuade or attempt to persuade any person which is a customer, client or supplier of the Company, or was a customer, client or supplier of the Company during the prior six (6) months, to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 7 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the prior six (6) months);

(ii) solicit for himself or any other person other than the Company the business in PRC or Hong Kong of any person which is a customer or client of the Company, or was a customer or client of the Company  during the prior six (6) months;

(iii) persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the  prior six (6) months, to leave the Company’s employ, or to become employed by any person in any business in the PRC or Hong Kong whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the date of  this Agreement, unless, at the time of such termination or thereafter during the period that the Executive is bound by the provisions of this Section 7, the Company ceases to be engaged in such activity; or

(b)            The Executive will not, during the Term, directly or indirectly hold any equity interest in any business in the PRC or Hong Kong which directly competes with the business of the Company as it is engaged in at the date of this Agreement, unless, during the Term, the Company ceases to be engaged in such activity.

(c)Executive will not, during the Term, make any disparaging statements concerning the Company, its business, officers, directors and employees that could injure, impair, damage or otherwise affect the relationship between the Company, on the one hand, and any of the Company’s employees, suppliers, customers, clients or any other person with which the Company has or may conduct business or otherwise have a business relationship of any kind and description; provided, however, that this sentence shall not be construed to prohibit either from giving factual information required to be given pursuant to legal process, subject to the provisions of Section 6(b) of this Agreement.  The Company will not make any disparaging statements concerning Executive.  This Section 7(c) shall not be construed to prohibit the either party from giving factual information concerning the other party in response to inquiries that such party believes are bona fide.

(d)            The Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of this Agreement are a condition of his employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

(e)            Nothing in this Section 7 shall be construed to prohibit Executive from (i)   owning any interest or holding any position in Magic Bright or in any other business in which he already owns an interest or holds a position prior to the date of this Agreement or (ii) owning  any passive, non-management interest of less than 5% in any public company that is engaged in activities prohibited by this Section 7.

8. Injunctive Relief. Executive agrees that his violation or threatened violation of any of the provisions of Sections 6 or 7 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 8 shall not affect or limit, and the injunctive relief provided in this Section 8 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. The provisions of Sections 6, 7 and 8 of this Agreement shall survive any termination of this Agreement and Executive’s employment relationship pursuant to this Agreement.

9. Indemnification. The Company shall provide Executive with indemnification to the maximum extent permitted by the Company’s certificate of incorporation, by-laws and applicable law.

10. Representations by the Executive.  Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

11. Miscellaneous.

(a) Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 11(a), to the parties at their respective addresses set forth at the beginning of this Agreement, with notice to the Company being sent to the attention of the individual who executed this Agreement on its behalf. Any party may, by like notice, change the person, address or telecopier number to which notice is to be sent.

(b) This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Delaware, both substantive and remedial, without regard to Delaware conflicts of law principles. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York, New York County, or in the United States District Court for the Southern District of New York and, by its execution and delivery of this Agreement, each party to this Agreement accepts the jurisdiction of such courts. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

(c) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.

(d) This Agreement constitutes the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) No party shall have the right to assign or transfer any of its or his rights or obligations hereunder.

(f) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(g) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(h) This Agreement may be executed in counterparts, each of which when so executed and delivered will be an original document, but both of which counterparts will together constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GREEN ENVIROTECH HOLDINGS CORP.

By:	/s/ Gary M. DeLaurentiis
Gary M. DeLaurentiis, Chief Executive Officer

/s/ Tony Kwok Wing Tony
Tony Kwok Wing Wong